Exhibit 10(p)

UNITED STATES STEEL CORPORATION

NON TAX-QUALIFIED PENSION PLAN

Amended Effective February 28, 2009

1.	History and Purpose

United States Steel Corporation established the United States Steel Corporation Non Tax-Qualified Pension Plan (the “Plan”), and hereby amends and restates the Plan effective January 1, 2005, as set forth herein to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except with respect to benefits that were vested under the Program on or before December 31, 2004.

The purpose of this Plan is to compensate individuals for the loss of benefits under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) (the “Qualified Plan”) that occur due to certain limits established under the Code or that are required under the Code. The term “Corporation” shall mean United States Steel Corporation and any other company which is a participating employer in the Qualified Plan. For the purpose of this Plan, “individual” will be deemed to include the estate of a deceased participant in a Qualified Plan when the terms of the Qualified Plan provide for certain survivor benefits to be paid to an estate because the participant dies without leaving a survivor or surviving spouse.

2.	Eligibility

Except as otherwise provided herein, each individual who qualifies for a benefit under the terms of the Qualified Plan and whose benefit thereunder is reduced by the limitations under Code sections 415, 401(a)(17), and/or [411(a)(9)] is a participant in the Plan. Benefits will not be payable under this Plan with respect to any individual who terminates employment prior to age 60 unless the Corporation consents to the termination of employment; provided, however, that such consent is not required for terminations on account of: (a) death, or (b) involuntary termination, other than for cause. Effective February 28, 2009, individuals who retire under the 2009 Voluntary Early Retirement Program will be treated as having Company consent to retire even if they have not attained age 60 at retirement.

3.	Amount of Benefits

The amount payable under this Plan shall be equal to the difference between: (a) the benefits the individual actually receives under the Qualified Plan, and (b) the benefits which the individual would have received under the Qualified Plan except for the Code limitations outlined in Section 2 above.

Effective February 28, 2009, the benefits provided by this Plan will be enhanced for participants who retire under the 2009 Voluntary Early Retirement Program to include one additional year of age and one additional year of continuous service at retirement for vesting, eligibility, and benefit accrual purposes if the individual did not receive such additional year of age and continuous service under the Qualified Plan due to their designation as Supplemental Severance Employees. However, the increased amount payable from this Plan is the lump sum amount, using the interest rate assumptions used for the participant in the 2009 Voluntary Early Retirement Program, calculated as follows:

(a)	the benefits which the individual would have received under the Qualified Plan, enhanced by the one additional year of age and one additional year of continuous service at retirement, except for the Code limitations outlined in Section 2 above, less

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(b)	the benefits which the individual would have received under the Qualified Plan, without enhancement for the one additional year of age and one additional year of continuous service at retirement, except for the Code limitations outlined in Section 2 above, less

(c)	the amount payable as a Supplemental Severance Benefit ((a) the benefits the individual would have received under the Qualified Plan enhanced by the one additional year of age and one additional year of continuous service, less (b) the benefits the individual actually receives under the Qualified Plan).

4.	Form of Benefits and Timing of Distribution

a.	Lump Sum Distribution

Effective January 1, 2005, subject to section 4.b. below, an employee shall receive, upon the employee’s termination of employment from the Corporation, a lump sum distribution of both the benefits payable to him and the benefits payable to his surviving spouse and/or survivor under this Plan. The term “termination of employment”, when used in the context of a condition to, or time of, payment hereunder, shall mean a “separation from service” as that term is used under section 409A(a)(2)(A)(i) of the Code and the regulations thereunder. The payment date shall be on the last business day of the calendar month following the month in which such termination of employment occurred.

If the employee dies prior to retirement, the survivor benefits payable to the surviving spouse and/or survivor with respect to survivor benefits shall be paid in a lump sum distribution to such surviving spouse and/or survivor, or shall be paid to the employee’s estate if there is no surviving spouse and no named survivor. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.

Any lump sum distribution payable as described above following termination of employment or death shall represent full and final settlement of all benefits provided under the Plan. Any lump sum distribution under this Plan shall be calculated in the same manner as it would have been calculated had it been made under the Qualified Plan. If an employee retires, but dies prior to receiving such lump sum, the lump sum will be paid to the surviving spouse, or to the employee’s estate if there is no surviving spouse, on the scheduled payment date (i.e., the last business day of the calendar month following the month in which the employee’s termination of employment occurred).

b.	Delay in Payment to Specified Employees

Effective January 1, 2005, in the case of any employee who is determined by the administrator to be a “specified employee” (as defined in Code section 409A(a)(2)(B)(i) and the regulations thereunder), no amount of such employee’s lump sum distribution that is considered deferred, for purposes of Code section 409A, in taxable years beginning after December 31, 2004, shall be distributed as described in section 4.a. above, but rather shall be payable on the first business day of the seventh month following the date of the employee’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the employee’s death). During this six-month delay period, simple interest will accrue and be payable, on the date specified in the preceding sentence, on the balance due using the average of the interest rates established under the Pension Benefit Guaranty Corporation regulations to determine the present value of lump sum distributions payable under the Qualified Plan during the months included in the six-month delay period.

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For purposes of this Plan, an employee’s entire benefit amount shall be considered deferred in taxable years beginning after December 31, 2004 if the employee had not attained at least age 60 as of December 31, 2004. For employees who had attained at least age 60 as of December 31, 2004, their accrued benefits determined as of December 31, 2004 shall be payable in accordance with the terms of the Plan in effect on October 3, 2004, without any modification thereto.

5.	General Provisions

a.	Administration

The Vice President—Administration, United States Steel and Carnegie Pension Fund, is responsible for the administration of this Plan. The administrator shall decide all questions arising out of and relating to the administration of this Plan. The decision of the plan administrator shall be final and conclusive as to all questions of interpretations and application of the Plan.

b.	Amendment or Termination of Plan

The Corporation reserves the right to make any changes in this Plan or to terminate this Plan as to any or all groups of employees covered under this Plan, but in no event shall such amendment or termination adversely affect the vested or non-vested benefits accrued hereunder prior to the effective date of such amendment or termination. If the Plan is terminated, employees who are (or were) covered under this Plan will continue to accrue eligibility service under the Plan for purposes of satisfying the age 60 requirement as long as they remain employed with the Corporation, their participating employer, or any member of the controlled group that includes the Corporation. Any amendment to this Plan which changes this Plan (including any amendment which increases, reduces or alters the benefits of this Plan) or any action which terminates this Plan to any or all groups shall be made by a resolution of the United States Steel Corporation Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of United States Steel Corporation and the corporation law of the state of Delaware.

c.	No Guarantee of Employment

Neither the creation of this Plan nor anything contained herein shall be construed as giving an individual hereunder any right to remain in the employ of the Corporation.

d.	Nonalienation

No benefits payable under this Plan shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. However, this section shall not apply to portions of benefits applied to satisfy (i) obligations for the withholding of employment taxes, or (ii) obligations under a qualified domestic relations order.

e.	No Requirement to Fund

Benefits provided by this Plan shall be paid out of the general assets of the Corporation. No provisions in this Plan, either directly or indirectly, shall be construed to require the Corporation to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

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As of December 31, 2001, or (2) such later date, if any, selected by the Special Committee of the Board of Directors of United States Steel LLC (or its successors) that was established for the purpose of amending its plans and programs (the “Effective Date”), United States Steel LLC (and its subsidiaries and successors) and Marathon Oil Corporation (and its subsidiaries and successors) have assumed liability for a Specified Percentage of the Corporate Part, if any, of each employee’s accrued benefit under the Plan. The term “Corporate Part” is defined to mean the pro rata portion (based upon continuous service taken into consideration for benefit accrual purposes under the Plan) of an employee’s total accrued benefit under the Plan as of the Effective Date (as adjusted, if applicable, for increases in compensation in periods after the Effective Date) which is attributable to continuous service performed for the USX Headquarters unit of USX Corporation on or after May 1, 1991 and prior to the Effective Date. The Specified Percentage is thirty-five percent (35%) for United States Steel Corporation and sixty-five percent (65%) for Marathon Oil Corporation.

f.	Controlling Law

To the extent not preempted by the laws of the United States of America, the laws of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this Plan.

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g.	Severability

If any provisions of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

h.	Exclusive Provisions

The provisions contained herein constitute the complete and exclusive statement of the terms of this Plan. There are no written or oral representations, promises, statements or commitments, other than those expressly set forth herein, with respect to benefits provided by this Plan. All reliance by any individual concerning the subject matter of this Plan shall be solely upon the provisions set forth in this document.

i.	Code Section 409A

This Plan shall be interpreted and administered in accordance with section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.

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